Exhibit 2.1
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated to be effective as of November 13, 2006, is made by and among Collegiate Pacific Inc., a Delaware corporation (“Parent”), CP Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Sport Supply Group, Inc., a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, Parent, Merger Sub, and the Company are parties to that certain Agreement and Plan of Merger, dated as of September 20, 2006 (the “Merger Agreement”), pursuant to which Parent would acquire all the issued and outstanding shares of the Company it does not own; and
     WHEREAS, pursuant to Section 8.1 of the Merger Agreement, Parent, Merger Sub, and the Company desire to amend the Merger Agreement as provided herein.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment and the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     1.01. Capitalized terms used in this Amendment which are defined in the Merger Agreement shall have the same meanings as defined therein, unless otherwise defined herein.
ARTICLE II
AMENDMENTS
     2.01. Amended Section 4.1(b)(i). As of the effective date hereof, the second and third sentences of Section 4.1(b)(i) of the Merger Agreement are hereby amended and restated in their entirety as follows:
“As of September 15, 2006, (A) 9,414,864 shares of Company Common Stock were issued, of which 8,963,991 shares were outstanding and 450,873 shares were held in the treasury of the Company, (B) no shares of Company Preferred Stock were issued and outstanding and (C) 2,000,000 shares of Company Common Stock were reserved for issuance upon exercise of options to purchase shares of Company Common Stock granted under the Amended and Restated Stock Option Plan of the Company (the “Company Option Plan”). Except as set forth in this Section 4.1(b) or as disclosed in Section 4.1(b) of the Company Disclosure Schedule, there are no options, warrants or other rights to acquire (including through the conversion or exchange of securities) capital stock from the Company other than the options, representing in the aggregate the right to purchase 500,867 shares of Company Common Stock under the Company Option Plan (the “Company Stock Options”).”

     2.02. Amended Company Disclosure Schedule. As of the date hereof, Section 4.1(b)(i) of the Company Disclosure Schedule for the Merger Agreement is hereby amended and restated in its entirety as set forth on Schedule 1 attached to this Amendment.
ARTICLE III
GENERAL PROVISIONS
     3.01. Continuation of Merger Agreement. Except as otherwise expressly set forth herein, all other terms and conditions of the Merger Agreement remain in full force and effect without modification.
     3.02. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     3.03. Headings; Interpretation. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.
     3.04. Severability. It is the desire and intent of the parties that the provisions of this Amendment and the Merger Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Amendment or the Merger Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Amendment or the Merger Agreement, or affecting the validity or enforceability of such provision in any other jurisdiction.
     3.05. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without giving effect to laws that might otherwise govern under applicable principles of conflicts of laws.
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     IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COLLEGIATE PACIFIC INC.

By:	/s/ Michael J. Blumenfeld

Name:	Michael J. Blumenfeld
Title:	Chief Executive Officer

CP MERGER SUB, INC.

By:	/s/ Michael J. Blumenfeld

Name:	Michael J. Blumenfeld
Title:	Chief Executive Officer

SPORT SUPPLY GROUP, INC.

By:	/s/ Terrence M. Babilla

Name:	Terrence M. Babilla
Title:	President
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